Exhibit 4.3

TOTAL CAPITAL

Officer’s Certificate

Pursuant to Section 102 of the Indenture

 Total Finance Corporate Services Limited, a United Kingdom limited company (“TFCS”) and a duly appointed Director (Administrateur) of Total Capital, a société anonyme duly organized and existing under the laws of the Republic of France (the “Company”), hereby makes the following statements pursuant to Section 102 of the indenture dated October 2, 2009, and supplemented by the supplemental indenture dated October 11, 2018, among the Company, TOTAL S.A. and The Bank of New York Mellon, acting through its London Branch, as trustee (the “Indenture”):

(a)        the undersigned has read the provisions of the Indenture setting forth the covenants and conditions relating to the authentication and delivery of the Notes and in respect of compliance with which this certificate is being delivered, and the definitions in the Indenture relating thereto;

(b)        the undersigned has examined the resolutions of the Board of Directors of the Company, such other corporate records of the Company, and such other documents deemed necessary as a basis for the opinion hereinafter expressed;

(c)        in the opinion of the undersigned, such examination is sufficient to enable it to express an informed opinion as to whether or not the covenants and conditions referred to above have been complied with; and

(d)        the undersigned is of the opinion that such covenants and conditions have been complied with.

 Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Indenture.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this certificate as of the date set forth below.

Dated: October 11, 2018		TOTAL FINANCE CORPORATE SERVICES LIMITED

	By:	/s/ Antoine Larenaudie
		Name:	Antoine Larenaudie
		Title:	Authorised Signatory

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